GlaxoSmithKline plc S-8

Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GlaxoSmithKline plc of our report dated 16 March 2018 relating to the financial statements, which appears in GlaxoSmithKline plc’s Annual Report on Form 20-F for the year ended 31 December 2018.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
20 December 2019